EX‑35.7

logo) WELLS FARGO	Commercial Mortgage Servicing D1086-120, 12th Floor 55 0 South Tryon Street Charlotte, NC 28202 1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated d at e d as of December 1,  2013, by  and among   Wells Fargo Commercial Mortgage Securities Inc., as Depositor, Wells Fargo Bank, National Association, as General Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as General Special Servicer, NCB, FSB, as NCB Master Servicer, NCB, FSB, as Co-op  Special  Servicer,  PENTALPHA  SURVEILANCE LLC, as Trust Advisor, WELLS FARGO B NK, NAT I ONAL ASSOC IAT I ON, as Certificate Administrator, Tax Administrator and Custodian, an d  DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee,  with respect to Commercial Mortgage Pass-Through Certificates Series 2013-C18 the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.             A review of the activities of the Servicer during the period from January 1, 2014 through December 31, 2014 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and

2.             To the best of my knowledge, based on such review, the Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.

s/  Daniel Bober

Daniel Bober

Executive Vice President

Wells Fargo Bank

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